Exhibit 5.5

December 9, 2025

MercadoLibre, Inc.
Dr. Luis Bonavita 1294, Of. 1733, Tower II
Montevideo, Uruguay, 11300

Ladies and Gentlemen:

We have acted as special Chilean counsel to MercadoLibre Chile Ltda. a limited liability partnership (sociedad de responsabilidad limitada) organized and existing under the laws of the Republic of Chile (the “Guarantor”), a subsidiary of MercadoLibre, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-3 (Registration Nos. 333-291604, 333-291604-01, 333-291604-02, 333-291604-03, 333-291604-04, 333-291604-05, 333-291604-06, 333-291604-07, 333-291604-08) (including the documents incorporated by reference therein, but excluding Exhibit 25.1, the “Registration Statement”) filed by the Company and the additional registrants identified therein, including the Guarantor (the “Additional Registrants”) and the prospectus, dated November 17, 2025, as supplemented by the prospectus supplement, dated December 4, 2025 (together, the “Prospectus”) relating to the Company’s offering of $750,000,000 aggregate principal amount of 4.900% Notes due 2033 (the “Debt Securities”) and the Additional Registrants’ guarantees relating to the Debt Securities (the “Guarantees,” and together with the Debt Securities, the “Securities”).

The Securities were issued pursuant to an indenture dated as of January 14, 2021 (the “Base Indenture”) entered into among the Company, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee, registrar, paying agent and transfer agent (the “Trustee”), as amended and supplemented by the fourth supplemental indenture dated as of December 9, 2025 (the “Fourth Supplemental Indenture”, and together with the Base Indenture, the “Indenture”) entered into among the Company, the Additional Registrants and the Trustee.

In connection with the opinions expressed herein, we have examined originals or copies certified or otherwise identified to our satisfaction of the following documents:

(a)	the Registration Statement;
(b)	the Prospectus and the documents incorporated by reference therein;
(c)	executed copies of the Base Indenture and the Fourth Supplemental Indenture;
(d)	facsimile copies of the Debt Securities in global form as executed by the Company and authenticated by the Trustee;
(e)	the constituting organizational deeds (estatutos) of the Guarantor; and
(f)	the corporate resolutions of the partners of the Guarantor listed on Schedule 1 hereto.

In addition, we have reviewed and, as to questions of fact, relied to the extent we have deemed appropriate, upon such other documents, instruments and other certificates of public officials, officers and representatives of the Guarantor, except to the extent that such representations cover matters of law as to which we expressly opine herein, and we have made such investigations of law, as we have deemed necessary or appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed without verification: (i) the authenticity of all documents and records submitted to us as originals and the conformity to the originals of all documents and records submitted to us as copies, (ii) the authenticity and genuineness of all signatures on the documents reviewed by us in connection therewith, (iii) the legal capacity of all natural persons, and (iv) the due organization and existence of each of the parties to the Registration Statement, the Indenture and the Securities (except for the Guarantor).

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1.
The Guarantor has been duly organized and is validly existing as a sociedad de responsabilidad limitada under the laws of the Republic of Chile, has full right, power and authority to execute and deliver the Guarantees and has taken the required steps to authorize entering into the Guarantees under the laws of the Republic of Chile.

2.	The Guarantees have been validly issued under the Indenture and are valid and legally binding obligations of the Guarantor, enforceable against it in accordance with their terms.

We have assumed that the Guarantor has satisfied the legal requirements that are applicable to it under applicable law other than the laws of the Republic of Chile to the extent necessary to make the Indenture, the Debt Securities and the Guarantees, as the case may be, enforceable against it. We have also assumed that each of the Company and the Trustee has satisfied the legal requirements that are applicable to it under applicable law other than the laws of the Republic of Chile to the extent necessary to make the Indenture enforceable against it.

The foregoing opinions are subject to the following qualifications:

(a)
The opinions expressed in this letter are limited to questions arising under the laws of the Republic of Chile as currently in effect, and we do not purport to express an opinion on any question arising under the laws of any other jurisdiction.

(b)
The opinions expressed in this opinion letter are subject to the effect of (i) applicable bankruptcy, liquidation, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, and (ii) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(c)	The Guarantees granted by the Guarantor may be considered as gratuitous acts for purposes of Chilean law.

(d)
We express no opinion on any section of the Guarantees requiring a party to indemnify other parties against any loss incurred by them as a result of any judgment or order being given or made in a currency other than the currency in which payment is due under the Guarantees.

(e)
This opinion is effective only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind including any change of law or fact that may occur after the date of this letter even though such development, circumstance or change may affect the legal analysis, a legal conclusion or any other matter set forth in or relating to this letter. Accordingly, any person relying on this letter at any time after the date hereof should seek advice of its counsel as to the proper application of this letter at such time.

This opinion letter is given solely for your benefit in connection with the above-described transaction. This opinion letter may not be used, circulated, quoted or relied upon by you for any other purpose or relied by any other person without our prior written consent; provided that we hereby consent to the use of our name in the Prospectus under the heading “Legal Matters”, as Chilean counsel for the Guarantor that has passed on the validity of its Guarantees under Chilean law, and to the filing of this opinion as Exhibit 5.5 to the Company’s Current Report on Form 8-K dated December 9, 2025. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. Cleary Gottlieb Steen & Hamilton LLP may rely upon this opinion in rendering their opinion to the Company and the Additional Registrants.

Very truly yours,

/s/ Luisa Núñez P.

Claro & Cia.

Schedule 1

-	Acuerdo de Socios y Poder Especial executed by public deed dated November 10, 2025, in the Notarial Office of Santiago of Mr. Eduardo Javier Diez Morello.

-	Acuerdo de Socios y Poder Especial executed by public deed dated November 12, 2025, in the Notarial Office of Santiago of Mr. Eduardo Javier Diez Morello.

Schedule 1 – Page 1